Smart-tek Communications Inc. Completes RFID Tracking Alert and Containment System – System Readied To Begin Test Trials In Efforts To Contain Deadly Bird Flu

CORTE MADERA, Calif.—(Primezone), Feb. 24, 2006 - Smart-tek Communications Inc. announced today the completion of its RFID tracking and containment system for its parent company, Smart-tek Solutions, Inc.(OTCBB: STTK).

The system, “RTAC-PM”, short for “RFID Tracking Alert Containment and Poultry Monitoring” was designed for livestock monitoring and is targeted specifically for the poultry industry in conjunction with attempts to contain the possible spread of the H5N1 Avian Influenza. The RTAC-PM system incorporates leading edge technology and is customized around our customers’ requirements with the flexibility to adapt to various types of OEM products.

“At its core, the RTAC-PM System utilizes the Internet to report detailed, real-time information about events in the poultry supply-chain to a central monitoring station, said Perry Law, President of Smart-tek Communications, Inc. “The system allows a central agency to monitor the flow of product over an arbitrary area, from a small town all the way up to an entire country. With built in alert monitoring protocols, the RTAC-PM system provides instant alert notification of events that could indicate anomalies that, subject to investigation protocols, could indicate the onset of disease outbreak to the central agency.”

Law said the RTAC-PM system will provide information that is vital to the central agency, allowing them to rapidly respond to threats of disease outbreak. Alert events include excessive mortality rates during growth, and unusual patterns of movement that could signify an attempt to cover-up disease outbreaks by poultry farmers. Alert events will allow the central agency to dispatch inspectors to investigate, thus focusing monitoring efforts on the areas most likely to be at risk.

“In the poultry industry, there are only a few stages of the production cycle,” added Law.” With eggs from the egg supplier, chick producers produce the newborn chicks which are then sent to a farm where the birds are fed and grown. Once the chicken crop reaches maturity, they are processed. The entire life cycle from chick to maturity is only approximately eight weeks.

“Information about the production cycle of each specific flock is captured and recorded at the chick producer, growing farm and processing plant. Utilizing our customized tags and tagging equipment, the RFID bird tag is designed to allow for bird growth and durability. Our unique tag is re-useable for many crops. Information such as date of birth, birth location, breed, and farmer information can be collected by the central government agency, and available to authorized users via the Internet.”

In addition to recording the movements of the birds themselves, the RTAC-PM system can also track the movements of containers, cages, and trucks used to transport poultry among the various facilities involved in the production process. Furthermore, the system will  be capable of tracking the finished product (both for domestic and export consumption) all the way to the consumer, providing complete traceability from egg to supermarket, making this the most advanced tracking system in any food-related industry.

“Through superior application of world-class RFID and Information technologies, the end result of our system will be to provide the central agency with the tools it needs to monitor poultry movement. With agency designed alerts, the RTAC-PM system will allow the deployment of agency protocols to rapidly and effectively contain an outbreak of disease,” Law said.

Working in co-operation with other industry best-practices for the prevention and containment of disease, the RTAC-PM System is expected to be an invaluable asset to any governmental agency responsible for the safety of the food supply and preventing the spread of Avian Flu.

The Company also announced that it is now ready to move forward with the test trials of the RTAC-PM system in China in March 2006 and not in February as previously anticipated.

Everything is now in place to launch definitive testing in mid March,” said Law. “At that time we will be conducting two tests/demos with various government agencies and authorities.  While we are disappointed in the scheduling delays we are charting some new territory and we want to be assured that our system was operating to the exacting standards required to achieve desired results.   ”

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

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Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711